Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and the use of our report dated October 12, 2022 in the registration statement (Form S-1) and related prospectus of Mineralys Therapeutics, Inc. for the registration of shares of its common stock.
/s/Ernst & Young LLP
Denver, Colorado
January 17, 2023